Exhibit 99.3

June 7, 2019

Board of Directors
Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, TX 77380

Re:	Registration Statement on Form S-4 of Anadarko Petroleum Corporation, filed June 7, 2019 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 9, 2019 (“Opinion Letter”), as to the fairness from a financial point of view to the holders (other than Occidental Petroleum Corporation (“Occidental”), Berkshire Hathaway Inc. and their respective affiliates) of the outstanding shares of common stock, par value $0.10 per share, of Anadarko Petroleum Corporation (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 9, 2019, by and among Occidental, Baseball Merger Sub 1, Inc. and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. We understand that the Company has determined to include our opinion in the Proxy Statement/Prospectus that forms a part of the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary―Opinions of Anadarko’s Financial Advisors,” “Risk Factors,” “The Merger―Background of the Merger,” “The Merger―Recommendations of the Anadarko Board of Directors and Its Reasons for the Transaction,” “The Merger―Opinions of Anadarko’s Financial Advisors,” and “The Merger―Certain Unaudited Prospective Information” and to the inclusion of the Opinion Letter as an Annex to the Proxy Statement/Prospectus that forms a part of the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)